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                                                                    (Exhibit 12)
                        INTERNATIONAL PAPER COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollar amounts in millions)
                                  (Unaudited)

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

                                                            For the Years Ended December 31,
                                              -------------------------------------------------------------
                      TITLE                       1996        1997        1998         1999        2000
                                               -----------  ----------  ----------  ----------- -----------
A)   Earnings (loss) before income taxes,
        minority interest, extraordinary items
        and accounting change                     $ 939.0     $ 143.0     $ 429.0      $ 448.0     $ 723.0

B)   Minority interest expense,
        net of taxes                               (180.0)     (140.0)      (87.0)      (163.0)     (238.0)

C)   Fixed charges excluding
        capitalized interest                        802.1       826.6       866.7        820.9     1,151.5

D)   Amortization of previously
        capitalized interest                         34.2        37.0        38.8         17.0        23.5

E)   Equity in undistributed
        earnings of affiliates                        6.2       (40.4)       23.7        (41.6)        5.6
                                                 --------     -------    --------     --------   ---------

F)   Earnings before income taxes,
        extraordinary items, accounting
        change and fixed charges                 $1,601.5     $ 826.2    $1,271.2     $1,081.3   $ 1,665.6
                                                 ========     =======    ========     ========   =========

     Fixed Charges

G)   Interest and amortization of debt
        expense                                   $ 699.5     $ 720.0     $ 716.9      $ 611.5     $ 938.1

H)   Interest factor attributable to rentals         79.0        83.0        80.7         76.3        72.8

I)   Preferred dividends of subsidiaries             23.6        23.6        69.1        133.1       140.6

J)   Capitalized interest                            71.2        71.6        53.4         29.3        25.2
                                                 --------     -------    --------     --------   ---------

K)   Total fixed charges                          $ 873.3     $ 898.2     $ 920.1      $ 850.2   $ 1,176.7
                                                 ========     =======    ========     ========   =========

L)   Ratio of earnings to fixed charges              1.83                    1.38         1.27        1.42
                                                 ========                ========     ========   =========

M)   Deficiency in earnings necessary
        to cover fixed charges                                $ (72.0)
                                                              =======
                                                   Nine Months Ended
                                                     September 30,
                                                 -----------------------
                      TITLE                        2000         2001
                                                 ----------  -----------
A)   Earnings (loss) before income taxes,
        minority interest, extraordinary items
        and accounting change                     $1,226.0      $(632.0)

B)   Minority interest expense,
        net of taxes                                (188.0)      (112.0)

C)   Fixed charges excluding
        capitalized interest                         790.9        964.4

D)   Amortization of previously
        capitalized interest                          15.6         21.5

E)   Equity in undistributed
        earnings of affiliates                        (2.4)        11.9
                                                  --------      -------

F)   Earnings before income taxes,
        extraordinary items, accounting
        change and fixed charges                  $1,842.1      $ 253.8
                                                  ========      =======

     Fixed Charges

G)   Interest and amortization of debt
        expense                                    $ 632.7      $ 807.9

H)   Interest factor attributable to rentals          52.9         57.3

I)   Preferred dividends of subsidiaries             105.3         99.2

J)   Capitalized interest                             18.9         10.2
                                                  --------      -------

K)   Total fixed charges                           $ 809.8      $ 974.6
                                                  ========      =======

L)   Ratio of earnings to fixed charges               2.27
                                                  ========

M)   Deficiency in earnings necessary
        to cover fixed charges                                  $(720.8)
                                                                =======
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